Contact: Mark Cole
888.902.7558
Mark.cole@freshvending.com

FOR IMMEDIATE RELEASE

Fresh Healthy Vending, International Inc. obtains over $500,000 for working capital and to support first stage of micro-market development

Funds may be used to develop micro-market production for both corporate operations and franchise development

San Diego, Calif. – (February 27, 2014) – Fresh Healthy Vending International, Inc. ("FHV" or the "Company") (OTC Markets: VEND), North America’s leading healthy vending company, announced today that it has raised additional capital through the issuance of senior secured promissory notes (the “Initial Notes”) to three investors in the aggregate principal amount of $501,000.

The Initial Notes are due on February 24, 2015, and bear simple interest at a rate of 12% paid monthly over the term of the loan.  The Initial Notes also provide that the Company can raise up to $1.5 million in proceeds from the issuance of additional notes (the “Additional Notes”) which would have the same seniority and security rights. In addition the Company reserves the right to issue supplemental notes (the “Supplemental Notes” and taken together with the Initial Notes and the Additional Notes, the “Notes”) for up to $1,000,000 in additional borrowings.  The Notes, if placed, shall amount to not more than a total of $3,001,000 and shall be senior to all other indebtedness of the Company and will have the same security rights.

The proceeds from this issuance will be used principally to provide general working capital which may be utilized in support of the proposed acquisition of certain micro-market assets from Corporate Refreshment Services, LLC and initial further placements of micro-market installations that will comprise the first phase of expansion for the Company’s corporate-owned micro-market business.

“The proceeds from this note issuance will provide the Company with additional working capital, some or all of which we may also use in support of our proposed micro-market business,” stated Mark Cole, FHV’s chief financial officer.  “Our plans for micro-markets entail material new additions to local, regional and national placements and will thus likely require additional capital financing in the future. But, this is a good start and initially should allow us, when the proposed transaction is completed, to grow the existing installed micro-market base in the San Diego area." Completion of this proposed transaction with Corporate Refreshment Services is subject to various conditions including, without limitation, additional due diligence, board and regulatory approvals, and negotiating, preparing and entering into a definitive assets purchase and related agreements. No assurance can be given that this proposed transaction will close.

For more information on Fresh Healthy Vending, the franchise program, or to receive a free healthy vending machine in your school or business, visit www.freshvending.com  or call toll free 888-902-7558.

About Fresh Healthy Vending

Fresh Healthy Vending, based in San Diego, California, is North America’s leading healthy vending franchisor. Fresh Healthy Vending pioneered the concept of vending machines stocked with tried-and-tested fresh, healthy snack options and capitalizes on a growing market of health conscious consumers. The company has appointed more than 205 franchisees throughout the United States, Canada, Puerto Rico and the Bahamas and is looking to partner with like-minded entrepreneurs who share its vision.

The company offers three different machines: The Healthy Vending Combo snack and drink machine, Healthy Vending Café that brews gourmet hot beverages in less than 40 seconds and the brand new Healthy Vending Touch-the only 46” 3D interactive touch screen vending machine.

The company has more than 2,300 machines installed in schools, universities, hospitals, community centers, military bases, airports, fitness facilities, YMCAs, libraries and many other types of locations.

Fresh Healthy Vending believes that it is currently the only vending company providing a comprehensive integrated business model that:

  Has an integrative focus on securing qualified locations for vending machine placement on behalf of franchisees
  Has an in-house products department which creates specialized menus specific to each location
  Has a corporate owned machine division that serves to provide an independent revenue stream
  Provides franchisees with best practices obtained and enhanced by experience of directly operating machines and managing routes
  Delivers a one of a kind franchise coaching program to assist franchisees with developing their healthy vending business using the company’s Steps to Success Program

Fresh Healthy Vending’s stock is traded through the OTC Markets, Symbol: VEND.

For more information on Fresh Healthy Vending, the Franchise Program, or to receive a free healthy vending machine in your school or business, visit www.freshvending.com  or call toll free 888-902-7558.

Cautionary note on forward-looking statements

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that expectations are based upon reasonable assumptions, there can be no assurances that goals, results and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. In addition to statements, which explicitly describe risks and uncertainties, readers are urged to consider statements labeled with such terms as "believes," "belief," "expects," "intends," "feels, “anticipates," or "plans" to be uncertain and forward-looking. More detailed information on these and additional factors that could affect Fresh Healthy Vending's actual results are described in Fresh Healthy Vending's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended June 30, 2013 and those referenced in its Form 10-Q filed for the quarterly periods ended September 30, 2013 and December 31, 2013. All forward-looking statements in this news release speak only as of the date of this news release and are based on Fresh Healthy Vending's current beliefs and expectations. Fresh Healthy Vending undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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